Exhibit 11.1

TRADING POLICY

1.SUMMARY OF THE COMPANY POLICY CONCERNING TRADING POLICIES
It is XP Inc. and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee, officer and director are expected to abide by this policy. When carrying out Company business, employees, officers and directors are obligated to avoid any activity that violates applicable laws or regulations. To avoid even an appearance of impropriety, the Company’s directors, officers, certain other employees are subject to pre- approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“10b5-1 Plans”)1, the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.
2.THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES
A.General Rule
U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All employees, officers, and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee, officer and director of a company knows material non-public financial information, that employee officer and director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee, officer and director knows information that may cause the share price to change, and it would be unfair for the employee, officer and director to have an advantage (knowledge that the share price will change) over the general investing public. Insider trading is not only unfair, but it is also illegal and subject to severe civil and criminal penalties.
1 Under Rule 10b5-1, established by the Securities and Exchange Commission, large stockholders, directors, officers and other insiders who regularly possess material nonpublic information (MNPI) but who nonetheless wish to buy or sell stock may establish an affirmative defense to an illegal insider trading charge by adopting a written plan to buy or sell at a time when they are not in possession of MNPI. Companies themselves may also employ 10b5-1 plans for stock repurchases. A 10b5-1 plan typically takes the form of a contract between the insider and his or her broker.

The general rule can be stated as follows: it is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material non-public information (“MNPI”). Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Information is considered MNPI if it has not been publicly disclosed in a manner making it available to investors generally on a broad non-exclusionary basis. Furthermore, it is illegal for any person in possession of MNPI to provide other people with such information or to recommend that they buy or sell the securities (called “tipping”). Both the person providing the MNPI (“tipper”) and the individual receiving the information (“tippee”) may be held liable.
The Securities and Exchange Commission (the “SEC”), the stock exchanges, and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal penalties up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. Additionally, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.
MNPI does not belong to the individual directors, officers, other employees, who may handle it or otherwise become knowledgeable of it. MPNI is an asset of the Company. Using MPNI for personal benefit or disclosing it to other violates the Company’s interests. Furthermore, any trading in the Company’s securities while in possession of MNPI can be considered a fraudulent act against members of the investing public and Company.
B.Who Does the Policy Apply To?
The prohibition against trading on the Company’s MNPI applies to the Company’s directors, officers, all other employees, and each of their immediate family members2 and to all other people who gain access to that information. The prohibition applies to both domestic and international employees of the Company and its subsidiaries. Additionally, directors, officers and certain employees in possession of MPNI from other publicly traded companies are prohibited from trading the securities of such companies, according to the applicable regulation and to the provisions and additional restrictions established by the Company’s Personal Investments Policy.
2 In relation to any person, the term “Immediate Family Member” includes a child, stepchild, parent, stepparent, spouse, sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person living in the same household as such person (other than a tenant or employee).

C.Trading in the Company Securities
No employee, officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of MNPI concerning the Company. This includes orders for purchases and sales of stock and convertible securities. The exercise of employee stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock and may not be sold by an employee who is in possession of MNPI. Any employee, officer and director who possesses MNPI must wait until the start of the first business day after the information has been publicly released before trading.
D.Hedging and Derivatives.
Employees, officers and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.
Trading in options or other derivatives can be speculative and sometimes very risky. The Company prohibits its employees and directors from trading in options or other derivatives involving the Company’s stock. This policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded.
E.Pledging of Securities, Margin Accounts.
Pledged securities may be sold by the pledgee without the pledgor’s consent. Because such a sale may occur at a time when there is MNPI related to the Company or a restriction to trade in Company securities is in effect, the Company prohibits employees, officers and directors from pledging Company securities in favor of financial institutons within the XP Group, including by purchasing Company securities on margin.
F.Prohibition of Short Sales.
Employees, officers and directors are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.

G.Other Companies’ Stock.
Pursuant to the applicable regulation and the Company’s Personal Investment Policy, employees, officers and directors who learn MNPI about suppliers, customers, or competitors through their work at the Company, should keep it confidential and are prohited from placing a purchase or sale order, or recommend that another person place a purchase or sale order in the securities of such companies until the information becomes public. For example, it would be a violation of the securities laws if an employee, officer or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities. Employees, officers and directors should also not give tips containing MNPI and must comply with this policy at all times.
H.General Guidelines.
The following guidelines should be followed in order to ensure compliance with applicable anti-fraud laws and with the Company’s policies:
1.Nondisclosure. MNPI must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.
2.Avoid Speculation. Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short term speculation based on fluctuations in the market. Such activities put the personal gain of the employee, officer and director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees, officers and directors may never sell shares, the Company encourages employees, officers and directors to avoid frequent trading in Company stock and prohibits the sale of any shares in under six months of the purchase. Speculating in Company stock is not part of the Company culture.
3.Further Restrictions. Trading in the Company’s securities is permitted from the start of the first business day following a Company’s earnings release (the “Start Date”) with respect to the preceding reporting period until the date that is 20 days prior to the end of the respective quarter (the “Window”), subject to the restrictions below;
▪no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Compliance Officer; and
▪no trading is permitted with respect to any Company securities unless and until such securities have been held for at least 6 months.

Note that at times the Compliance Department may determine that no trades may occur, even during the Window when clearance is requested. Reasons may not be provided and closure of the Window itself may constitute MNPI that should not be communicated.
The restrictions established in this Policy shall also apply to:
a)All entities within the XP Group3 with discretionary powers to manage securities portfolio on behalf of the Company’s directors, officers, employees, and/or one of their immediate family members (“XP Securities Portfolio”), who may only trade the Company’s securities for their respective managed portfolios during the Windows; and
b)All securities portfolios, companies, trusts and any other types of investment vehicles discretionarily managed by entities that are not part of the XP Group on behalf of the Company’s directors, officers, employees, and/or one of their immediate family members (“External Investment Vehicle”), who may only trade the Company’s securities for the External Investment Vehicle’s investment portfolio during the Windows
The Company’s directors, officers, employees, and/or their immediate family members that beneficially own External Investment Vehicle must give written notice to the External Investment Vehicle’s manager with powers to make investment decisions on behalf of the External Investment Vehicle about the restrictions established in this Policy, and shall be liable in case of violation of such restrictions.
If the beneficial owner of the XP Securities Portfolio and/or the External Investment Vehicle is a Company’s director, officer, employee, and/or one of their immediate family members, the portfolio manager shall not accept orders to trade the Company’s securities for the XP Securities Portfolio and/or the External Investment Vehicle outside the Windows established in this Policy.
The foregoing restrictions do not apply to transactions pursuant to 10b5-1 Plans. However, entering into, amendments or terminations of a 10b5-1 Plan relating to Company securities may not occur without the prior approval of the General Counsel and the Chief Compliance Officer, which will only be given during a Window period.
I.Applicability of U.S. Securities Laws to International Transactions.
All employees, officers and directors of the Company are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by Compliance Officer for compliance not only with local law but also for possible application of U.S. securities laws.
3 “XP Group” means (i) the Company; (ii) the companies in which the Company, directly or through other subsidiaries, holds shareholders' rights that permanently ensure prevalence on the company's corporate resolutions and the power to elect the majority of managers (subsidiaries); and (iii) the companies in which the Company holds or exercise power to participate in the financial and operating policy decisions, without necessarily controlling them (affiliates).

3.OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.Public Resales – Rule 144.
The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.
The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.
1.Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
2.Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:
1.Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non- participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.
2.Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.
3.Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements.”
Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.
B.Private Resales.
Directors and officers may also sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s Compliance Officer.
C.Underwriter Lock-Up Agreements.
All directors and executive officers of the Company have agreed to additional limitations on their ability to transfer, pledge or convey any of the economic consequences of ownership of any Company securities prior to 180 days after the IPO.

D.Restrictions on Purchases of Company Securities.
In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Compliance Department if you desire to make purchases of Company stock during any period in which the Company is conducting an offering or buying shares from the public.
E.Trades made under this Policy. Opening of external broker dealer accounts.
All trades made by individuals subject to this Policy and/or to the Personal Investment Policy must be made through XP Investments US or through an external pre-approved broker dealer, as the case may be. The approval request to open an external broker dealer account must contain all the details of the prospect relationship: i.e. name of the institution, account type, etc.
F.Filing Requirements.
1.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five-percent limit.
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.
A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is an abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar year in which the reporting threshold is reached.
A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2.Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.
Sanctions
Besides severe civil and criminal penalties that may result from the breach of insider trading law, violation of this Policy may result in disciplinary actions that will be administered in accordance with the related policies of XP Group and its subsidiaries governing disciplinary action and escalation, in particular the Code of Ethics. All violations and disciplinary actions will be reported promptly by Compliance to the Ethics Committee and may result in disciplinary action up to and including immediate dismissal and, if applicable, termination of registration.